EXHIBIT 5

[Wade A. Hoefling Cleco Corporation Letterhead]

December 30, 2009

Cleco Corporation

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

Ladies and Gentlemen:

In my capacity as Senior Vice President, General Counsel and Director of Regulatory Compliance of Cleco Corporation, a Louisiana corporation (the “Company”), I have been requested to furnish to you an opinion regarding the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,250,000 shares (the “Shares”) of common stock of the Company, par value $1.00 per share, that may be issued from time to time pursuant to the Company’s 2010 Long-Term Incentive Compensation Plan (the “Plan”). In this opinion, which is being furnished for filing as Exhibit 5 to the Registration Statement, certain legal matters in connection with the Shares are being passed upon for the Company by me.

As Senior Vice President, General Counsel and Director of Regulatory Compliance of the Company and in connection with the Registration Statement, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, the Plan, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, originals, or photostatic or certified copies, of such records of the Company (including resolutions of the board of directors of the Company and proposals approved by shareholders of the Company), certificates of representatives of the Company and of public officials, and such other documents as I deemed relevant for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

2. The Shares have been duly authorized, and, when issued by the Company pursuant to the provisions of the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of Louisiana, and I express no opinion as to matters that may be governed by the laws of any jurisdiction, other than the State of Louisiana and the federal laws of the United States of America. I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,

/S/ WADE A. HOEFLING
Senior Vice President, General Counsel and Director of Regulatory Compliance